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                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO.      )

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                              AMP INCORPORATED
                        ----------------------------
              (Name of Registrant as specified in its charter)

                        ----------------------------
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 FOR IMMEDIATE RELEASE

 Contacts:
 Richard Skaare                          Dan Katcher / Joele Frank
 AMP Corporate Communication             Abernathy MacGregor Frank
 717/592-2323                            212/371-5999

 Doug Wilburne
 AMP Investor Relations
 717/592-4965

              AMP ANNOUNCES SELF-TENDER OFFER FOR UP TO 30 MILLION SHARES OF AMP COMMON STOCK AT $55 IN CASH PER SHARE

           STOCK REPURCHASE IS PROMISED 'DOWN PAYMENT' TO SHAREHOLDERS

 HARRISBURG, Pennsylvania (September 28, 1998) - AMP Incorporated (NYSE:
 AMP) today announced that it intends to commence a self-tender offer to repurchase up to 30 million shares of AMP Common Stock at a price of $55.00 per share in cash. The offer is expected to commence early next week.

 Robert Ripp, chairman and chief executive officer of AMP, said, "This self-tender, together with the acceleration of our Profit Improvement Plan, is a winning program all around. We chose the $55 price because it gives AMP the ability to deliver value to shareholders today while the Company continues to take the necessary steps to increase value for tomorrow. We are maintaining our financial strength to remain competitive and grow for the benefit of our shareholders, employees, customers, suppliers and Pennsylvania. AMP's self-tender offer will provide our shareholders with an opportunity to sell a portion of their shares at a price far in excess of AlliedSignal's offer for 20 million shares at only $44.50 per share.
 Our Profit Improvement Plan is working and our confidence in AMP's future is so strong that the Board of Directors is making a $1.65 billion 'down payment' to shareholders through this stock repurchase.

 "When AlliedSignal made its opportunistic, low-ball offer, we promised to increase shareholder value in the near term," Mr. Ripp continued. "We now are fulfilling that promise, and we are confident there is more value to come. AMP will continue to pursue its legislative initiatives and all other appropriate means to prevent AlliedSignal from capturing AMP's value for the benefit of AlliedSignal shareholders rather than AMP's. We are convinced that this down payment together with our Profit Improvement Plan will deliver greater value than AlliedSignal's $44.50 offer."

 AMP has received financing commitments for $3.25 billion from affiliates of Credit Suisse First Boston and Donaldson, Lufkin & Jenrette Securities Corporation for share repurchases, potential refinancing of existing indebtedness, and working capital needs. This financing is subject to certain conditions, including finalization of certain financial terms and other provisions, and that AMP shall not have had a change in its Board of Directors resulting in less than a majority being disinterested directors. The offer will be subject to certain conditions, including receipt of the necessary financing.

 AMP has been advised on a preliminary basis that, after the self-tender, AMP's indebtedness will continue to maintain an investment grade rating.

 AMP remains confident in achieving earnings per share of approximately $2.30 in 1999 and in excess of $3.00 in 2000 because the estimated interest expense of the financing is anticipated to be offset by the reduction in shares outstanding and the additional savings resulting from the acceleration of the Profit Improvement Plan.

 Mr. Ripp stated, "AMP's financial strength and anticipated strong future cash flow have made it possible for the Board to commit to this major stock repurchase. It reflects our confidence that the self-tender will not affect our ability to execute our Profit Improvement Plan, nor will it affect our ability to maintain our current dividend or to grow our businesses and increase our strong presence in and commitment to Pennsylvania and all the communities we serve."

 The Company also announced that it is creating a new Flexitrust funded with 25 million AMP shares. The Flexitrust is targeted to free operating cash flow currently used to fund, among other things, cash benefit and compensation requirements of approximately $1 billion over the next ten years. The trust will not affect AMP's employee benefit and compensation plans. Formation of the trust and issuance of the shares to the trust will have no effect on AMP's earnings per share calculation and will not change the number of shares to be issued under AMP's existing stock-based benefit plans. The creation of the trust will add no debt to AMP's balance sheet, will increase the Company's equity base over time, and will bolster AMP's credit position.

 Voting and tendering shares held by the trust will generally be proportionate to the voting and tendering of the shares held by all other Company shareholders, except that it is expected that the trust will not tender any of the trust shares pursuant to AMP's self-tender offer or AlliedSignal's pending partial offer.

 Credit Suisse First Boston and Donaldson, Lufkin & Jenrette Securities Corporation will serve as Dealer Managers for the self-tender offer, and Innisfree M&A Incorporated will serve as the Information Agent. Complete details of the offer and full instructions for tendering shares will be contained in AMP's Offer to Purchase which will be mailed to all shareholders next week.

 Headquartered in Harrisburg, PA, AMP is the world's leading manufacturer of electrical, electronic and fiber optic wireless interconnection devices and systems. The Company has 48,300 employees in 53 countries serving customers in the automotive, computer, communications, consumer, industrial and power industries. AMP sales reached $5.75 billion in 1997.

                                   # # #

 AMP and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to AlliedSignal's consent solicita-tion. The participants in this solicitation may include the directors of AMP (Ralph D. DeNunzio, Barbara H. Franklin, Joseph M. Hixon III, William J. Hudson, Jr., Joseph M. Magliochetti, Harold
 A. McInnes, Jerome J. Meyer, John C. Morley, Robert Ripp, Paul G. Schloemer and Takeo Shiina); the following executive officers of AMP: Robert Ripp (Chairman and Chief Executive Officer), William J. Hudson (Vice Chairman), James E. Marley (former Chairman), William S. Urkiel (Corporate Vice President and Chief Financial Officer), Herbert M. Cole (Senior Vice President for Operations), Juergen W. Gromer (Senior Vice President, Global Industry Busi-nesses), Richard P. Clark (Divisional Vice President, Global Wireless Products Group), Thomas DiClemente (Corporate Vice President and President, Europe, Middle East, Africa), Rudolf Gassner (Corporate Vice President and President, Global Personal Computer Division), Charles W. Goonrey (Corporate Vice President and General Legal Counsel), John E. Gurski (Corporate Vice President and Presi-dent, Global Value-Added Operations and President, Global Operations Division), David F. Henschel (Corporate Secretary), John H. Kegel (Corporate Vice President, Asia/Pacific), Mark E. Lang (Corporate Controller), Philippe Lemaitre (Corporate Vice President and Chief Technology Officer), Joseph C. Overbaugh (Corporate Treasurer), Nazario Proietto (Corporate Vice President and President, Global Consumer, Industrial and Power Technology Division); and the following other members of management and employees of AMP: Merrill
 A. Yohe, Jr. (Vice President, Public Affairs), Richard Skaare (Director, Corporate Communication), Douglas Wilburne (Director, Investor Relations), Suzanne Yenchko (Director, State Government Relations), Mary Rakoczy (Manager, Shareholder Services), Dorothy J. Hiller (Assistant Manager, Shareholder Services), Melissa E. Witsil (Communica-tions Assistant) and Janine M. Porr (Executive Secretary). As of the date of this communication, none of the foregoing participants individually beneficially own in excess of 1% of AMP's common stock or in the aggregate in excess of 2% of AMP's common stock.

 AMP has retained Credit Suisse First Boston Corporation ("CSFB") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as its financial advisors in connection with the AlliedSignal Offer, for which CSFB and DLJ will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, AMP has agreed to indemnify CSFB, DLJ and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. CSFB and DLJ are investment banking firms that provide a full range of financial services for institutional and individual clients. Neither CSFB nor DLJ admits that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Ex-change Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning either CSFB or DLJ. In connection with CSFB's role as financial advisor to AMP, CSFB and the following investment banking employees of CSFB may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of AMP: Alan Howard, Steven Koch, Scott Lindsay, and Lawrence Hamdan.

 In connection with DLJ's role as financial advisor to AMP, DLJ and the following investment banking employees of DLJ may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of AMP: Douglas V. Brown and Herald L. Ritch. In the normal course of its business, each of CSFB and DLJ regularly buys and sells securities issued by AMP for its own account and for the accounts of its customers, which transactions may result in CSFB, DLJ or the associates of either of them having a net "long" or net "short" position in AMP securities, or option contracts or other derivatives in or relating to such securities. As of September 11, 1998, DLJ held no shares of AMP common stock for its own account and CSFB had a net long position of 103,966 shares of AMP common stock.

 This press release contains certain "forward-looking" statements which AMP believes are within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The safe harbors intended to be created thereby are not available to statements made in connection with a tender offer and AMP is not aware of any judicial determination as to the applicability of such safe harbor to forward-looking statements made in proxy solicitation materials when there is a simultaneous tender offer. However, sharehold-ers should be aware that any such forward-looking statements should be considered as subject to the risks and uncertainties that exist in AMP's operations and business environment which could render actual outcomes and results materially different than predicted. For a description of some of the factors or uncertainties which could cause actual results to differ, reference is made to the section entitled "Cautionary Statements for Purposes of the 'Safe Harbor'" in AMP's Annual Report on Form 10-K for the year ended December 31, 1997. In addition, the realization of the benefits anticipated from the strategic initiatives will be dependent, in part, on management's ability to execute its business plans and to motivate properly the AMP employees, whose attention may have been distracted by AlliedSignal's tender offer and whose numbers will have been reduced as a result of these initiatives.